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                                 EXHIBIT (j)(1)

               Consent of Ernst & Young LLP, Independent Auditors

         We consent to the references to our firm under the captions "Financial Highlights" in each of the Class A and Class I Prospectus and "Custodian And Independent Auditors" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 21 to the Registration Statement (Form N-1A, No. 33-7788) of VLC Trust.


    We also consent to the incorporation by reference into the Statement of Additional Information of our report dated December 10, 2002 on the financial statements included in the Annual Report of the Ocean State Tax Exempt Fund (a series of VLC Trust) for the year ended October 31, 2002.


                                                   /s/ Ernst & Young LLP
                                                   ERNST & YOUNG LLP

Boston, Massachusetts
February 26, 2003